ACCOUNTANT'S CONSENT


The Board of Directors
CarrAmerica Realty Corporation:

We consent to incorporation by reference in the registration statement on Form S-3 of CarrAmerica Realty Corporation of our report dated February 6, 1997, relating to the consolidated balance sheets of CarrAmerica Realty Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996 and our report dated February 6, 1997 on the related schedule, which reports appear in the December 31, 1996, annual report on Form 10-K of CarrAmerica Realty Corporation.

                                                   KPMG Peat Marwick LLP



Washington, D.C.
March 26, 1997